Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-172906, No. 333-181207) of Epocrates, Inc. of our report dated March 11, 2013 relating to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 11, 2013